EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.6 Million in the Third Quarter;  Declares Regular Quarterly Cash Dividend to $0.0925 per Share

HELENA, Mont., Oct. 23, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income increased 22.4% to $1.6 million, or $0.30 per diluted share, in the third quarter of 2018 compared to $1.3 million, or $0.24 per diluted share, in the second quarter of 2018.  In the third quarter a year ago, Eagle earned $1.7 million, or $0.45 per diluted share.  There was $222,000 in acquisition-related expenses in the third quarter of 2018, compared to $131,000 in the preceding quarter and $276,000 in the third quarter a year ago.

In the first nine months of 2018, net income was $3.5 million, or $0.65 per diluted share, compared to $3.6 million, or $0.92 per diluted share, in the first nine months of 2017.  There were $587,000 in acquisition-related costs in the first nine months of 2018, compared to $276,000 in the first nine months of 2017.

Additionally, Eagle’s board of directors declared a regular quarterly cash dividend to $0.0925 per share.  The dividend will be payable December 7, 2018 to shareholders of record November 16, 2018.  The current annualized yield is 2.06% based on recent market prices.

“For the third quarter, we generated strong revenue growth driven by balance sheet expansion and additional client acquisition,” said Peter J. Johnson, President and CEO.  “In addition to solid organic growth, our successful acquisition of Ruby Valley Bank earlier this year has contributed to our increased revenues.  Further, we are confident that our recently announced merger of Big Muddy Bancorp, Inc. will provide tremendous opportunities to continue to generate strong revenue growth going forward.  We expect this merger, like our earlier acquisition, will result in significant benefits to our expanding group of clients, communities, employees and shareholders.”

On August 21, 2018, Eagle announced that it had reached an agreement to acquire Big Muddy Bancorp, Inc. and its wholly owned subsidiary, The State Bank of Townsend, Townsend, Montana.  Townsend currently operates four branches in Townsend, Dutton, Denton and Choteau and the acquisition will provide Opportunity Bank with an additional $110 million in assets, $94 million in deposits and $92 million in gross loans.  Opportunity Bank will have, upon completion of the transaction, 21 retail branches in Montana, positioning it as the fourth largest Montana based bank with approximately $940 million in assets.

The Ruby Valley Bank acquisition, which was completed during the first quarter of 2018, added approximately $94 million in assets, $82 million in deposits and $55 million in gross loans.

Third Quarter 2018 Highlights (at or for the three-month period ended September 30, 2018, except where noted)

  Net income was $1.6 million, or $0.30 per diluted share.
  Purchase discount on loans from the Ruby Valley Bank Portfolio was $1.8 million at January 31, 2018 (the “acquisition date”), of which $1.3 million remains as of September 30, 2018.
  The accretion of the loan purchase discount into loan interest income from the Ruby Valley Bank transaction was $100,000 in the third quarter, compared to $425,000 in the preceding quarter.
  Net interest margin was 3.95% in the third quarter, compared to 4.18% in the preceding quarter and 3.77% in the third quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 10.8% to $11.2 million, compared to $10.1 million in the third quarter a year ago.
  Return on average assets was 0.79%.
  Return on average equity was 7.04%.
  Total loans increased 16.9% to $596.6 million at September 30, 2018, compared to $510.2 million a year.
  Commercial real estate loans increased 17.3% to $236.9 million at September 30, 2018, compared to $201.9 million a year earlier.
  Total deposits increased 18.3% to $621.3 million at September 30, 2018, compared to $525.2 million a year ago.
  Capital ratios remain well capitalized with a tangible common shareholders’ equity ratio of 9.47% at September 30, 2018.
  Declared quarterly cash dividend of $0.0925 per share.

Balance Sheet Results

Total assets increased 19.6% to $840.0 million at September 30, 2018, compared to $702.6 million a year ago, in large part due to the Ruby Valley Bank acquisition.  At June 30, 2018, total assets were $826.8 million.

“Loan growth has been robust, increasing 2.6% in the third quarter, or 10.4%, on an annualized basis,” said Johnson.  Total loans increased 16.9% to $596.6 million at September 30, 2018, compared to $510.2 million a year earlier and increased 2.6% compared to $581.7 million three months earlier.

Eagle originated $86.6 million in new residential mortgages during the quarter, excluding construction loans, and sold $83.5 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.7%.  This production compares to residential mortgage originations of $84.0 million in the preceding quarter with sales of $73.6 million.

Commercial real estate loans increased 17.3% to $236.9 million at September 30, 2018, compared to $201.9 million a year earlier.  Residential mortgage loans increased 5.5% to $115.2 million, compared to $109.3 million a year earlier.  Commercial loans increased 8.0% to $60.4 million, home equity loans increased 3.7% to $53.3 million, residential construction loans remain unchanged at $29.8 million and construction and development loans decreased 1.4% to $36.3 million, compared to a year ago.  Agricultural and farmland loans increased 300.57% to $49.3 million at September 30, 2018, compared to $12.3 million a year earlier.

Total deposits were $621.3 million at September 30, 2018, a modest increase compared to $613.2 million at June 30, 2018, and a 18.3% increase compared to $525.2 million a year ago.  At September 30, 2018, checking and money market accounts represent 56.4%, savings accounts represent 17.5%, and CDs comprise 26.1% of the total deposit portfolio.

Shareholders’ equity increased modestly to $92.0 million at September 30, 2018, compared to $91.8 million three months earlier and increased 45.2% compared to $63.3 million one year earlier.  Tangible book value was $14.33 per share at September 30, 2018, compared to $14.28 per share at June 30, 2018, and $14.70 per share a year earlier.

Operating Results

“The rising interest rate environment contributed to higher yields on loans during the third quarter, which resulted in a higher net interest margin (NIM) compared to a year ago, although was partially offset by higher rates on borrowed funds,” said Johnson.  “In addition, the interest accretion on purchased loans totaled $100,000 and resulted in a five basis point increase in the NIM during the third quarter, compared to $425,000 and a 23 basis point increase in the NIM during the preceding quarter.”  Eagle’s net interest margin was 3.95% in the third quarter, compared to 3.77% in the third quarter a year ago.  In the second quarter of 2018, Eagle’s net interest margin was 4.18%.  In the first nine months of 2018, Eagle’s net interest margin was 3.97%, with nine basis points attributed to interest accretion on purchased loans, compared to 3.69% in the first nine months a year ago.  The investment securities portfolio increased to $148.9 million at September 30, 2018, compared to $120.8 million a year ago, which increased the average yields on earning assets to 4.62% from 4.32% a year ago.

Eagle’s second quarter revenues increased 3.2% to $11.2 million, compared to $10.9 million in the preceding quarter and increased 10.8% when compared to $10.1 million in the third quarter a year ago.  Year-to-date, revenues increased 11.9% to $31.7 million, compared to $28.3 million in the first nine months of 2017.  Net interest income before the provision for loan loss decreased to $7.5 million in the third quarter compared to $7.8 million in the preceding quarter, and increased 21.4% compared to $6.2 million in the third quarter a year ago.  In the first nine months of 2018, net interest income increased 26.3% to $22.1 million, compared to $17.5 million in the first nine months of 2017.

With solid gains from loan sales, noninterest income increased 22.0% to $3.8 million in the third quarter, compared to $3.1 million in the preceding quarter, but decreased 5.7% compared to $4.0 million in the third quarter a year ago, when residential mortgage loan originations were very robust.  The net gain on sale of mortgage loans totaled $2.3 million in the third quarter, compared to $1.7 million in the preceding quarter and $2.6 million in the third quarter a year ago.  Year-to-date, noninterest income was $9.5 million, compared to $10.8 million in the first nine months of 2017.

Eagle’s third quarter noninterest expenses were $9.1 million compared to $9.2 million in the preceding quarter and $7.6 million in the third quarter a year ago.  Acquisition costs totaled $222,000 for the current quarter, compared to $131,000 for the preceding quarter and $276,000 in the third quarter one year ago.  In the first nine months of the year, noninterest expenses totaled $26.6 million, compared to $22.6 million in the first nine months of 2017.

For the third quarter of 2018, Eagle recorded $360,000 in income tax expense for an effective tax rate of 18.1%, reflecting the new lower corporate tax rates.

Credit Quality

“Our asset quality has remained very stable, with a gradual increase in our reserves,” noted Johnson.  The allowance for loan losses represented 370.9% of nonaccrual loans at September 30, 2018, compared to 370.7% three months earlier and 394.0% a year earlier.  The third quarter provision for loan losses was $194,000, compared to $24,000 in the preceding quarter and $331,000 in the third quarter a year ago.

Total OREO and other repossessed assets were $457,000 at September 30, 2018, the same as in the preceding quarter end.  Total OREO and other repossessed assets were $527,000 a year ago.  Nonperforming assets (NPAs), consisting of nonaccrual loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $2.2 million at September 30, 2018 or 0.26% of total assets, compared to $2.1 million, or 0.26% of total assets three months earlier and $1.9 million, or 0.27% of total assets a year earlier.

Nonperforming loans (NPLs) were $1.7 million at September 30, 2018, which was unchanged from three months earlier.  Nonperforming loans were $1.4 million a year earlier.

Eagle had net loan recoveries of $6,000 in the third quarter of 2018.  This compares to net charge-offs of $4,000 in the preceding quarter and net charge-offs of $56,000 in the third quarter a year ago.  The allowance for loan losses was $6.4 million, or 1.06% of total loans at September 30, 2018, compared to $6.2 million, or 1.06% of total loans at June 30, 2018 and $5.5 million, or 1.08% of total loans a year ago.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible asset of 9.47% at September 30, 2018.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

On October 13, 2017, Eagle successfully completed a public offering of its common stock and issued 1,189,041 shares and received approximately $20.1 million in net cash proceeds.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 17 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, merger with Ruby Valley Bank, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate, commercial business and agricultural loans; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; the effect of our acquisition of Ruby Valley Bank including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	June 30,	September 30,
	2018	2018	2017

Assets:
Cash and due from banks	$7,889	$7,583	$7,371
Interest bearing deposits in banks	1,079	1,397	784
Total cash and cash equivalents	8,968	8,980	8,155
Securities available-for-sale, at market value	148,935	154,265	120,767
FHLB stock	4,617	4,559	4,121
FRB stock	2,033	2,019	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	8,747	11,700	9,606
Loans:
Real estate loans:
Residential 1-4 family	115,217	112,314	109,250
Residential 1-4 family construction	29,755	31,009	29,760
Commercial real estate	236,900	216,264	201,949
Commercial construction and development	36,339	36,581	35,850
Farmland	30,421	28,680	9,702
Other loans:
Home equity	53,342	53,178	51,450
Consumer	16,491	16,635	14,696
Commercial	60,407	69,951	55,956
Agricultural	18,849	18,145	2,598
Unearned loan fees	(1,081)	(1,029)	(1,027)
Total loans	596,640	581,728	510,184
Allowance for loan losses	(6,350)	(6,150)	(5,500)
Net loans	590,290	575,578	504,684
Accrued interest and dividends receivable	3,890	3,668	2,269
Mortgage servicing rights, net	6,947	6,716	6,398
Premises and equipment, net	28,600	27,969	20,860
Cash surrender value of life insurance	20,405	14,670	14,385
Real estate and other repossessed assets acquired in
settlement of loans, net	457	457	527
Goodwill	12,124	12,124	7,034
Core deposit intangible	1,599	1,702	300
Deferred tax asset, net	2,100	2,012	1,349
Other assets	100	253	1,089
Total assets	$839,967	$826,827	$702,570

Liabilities:
Deposit accounts:
Noninterest bearing	142,351	133,736	104,866
Interest bearing	478,951	479,439	420,301
Total deposits	621,302	613,175	525,167
Accrued expense and other liabilities	6,082	5,535	5,426
FHLB advances and other borrowings	95,731	91,469	83,836
Other long-term debt, net	24,860	24,843	24,795
Total liabilities	747,975	735,022	639,224

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
5,718,942, 5,718,942 and 4,083,127 shares issued; 5,460,452,
5,460,452 and 3,811,409 shares outstanding at September 30, 2018,
June 30, 2018 and September 30, 2017, respectively)	57	57	41
Additional paid-in capital	51,927	51,890	22,477
Unallocated common stock held by Employee Stock Ownership Plan	(518)	(559)	(684)
Treasury stock, at cost (258,490, 258,490 and 271,718 shares at
September 30, 2018, June 30, 2018 and September 30, 2017, respectively)	(2,826)	(2,826)	(2,971)
Retained earnings	45,989	44,862	43,837
Accumulated other comprehensive (loss) income	(2,637)	(1,619)	646
Total shareholders' equity	91,992	91,805	63,346
Total liabilities and shareholders' equity	$839,967	$826,827	$702,570

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Interest and dividend income:
Interest and fees on loans	$7,701	$7,862	$6,478	$22,435	$18,222
Securities available-for-sale	1,036	1,021	693	3,046	2,136
FRB and FHLB dividends	80	74	48	233	124
Interest on deposits in banks	5	18	2	40	3
Other interest income	3	1	3	4	4
Total interest and dividend income	8,825	8,976	7,224	25,758	20,489
Interest expense:
Interest expense on deposits	534	494	386	1,454	1,142
FHLB advances and other borrowings	453	315	329	1,105	856
Other long-term debt	361	357	350	1,065	969
Total interest expense	1,348	1,166	1,065	3,624	2,967
Net interest income	7,477	7,810	6,159	22,134	17,522
Loan loss provision	194	24	331	720	934
Net interest income after loan loss provision	7,283	7,786	5,828	21,414	16,588

Noninterest income:
Service charges on deposit accounts	241	214	250	681	721
Net gain on sale of loans	2,290	1,720	2,574	5,449	6,662
Mortgage loan servicing fees	575	563	525	1,698	1,581
Wealth management income	130	147	142	409	463
Interchange and ATM fees	270	271	214	766	648
Appreciation in cash surrender value of life insurance	166	146	125	436	375
Net (loss) gain on sale of available-for-sale securities	(23)	15	-	(113)	(14)
Net loss on sale of real estate owned and other repossessed property	-	(32)	-	(57)	(25)
Other noninterest income	112	40	158	255	355
Total noninterest income	3,761	3,084	3,988	9,524	10,766

Noninterest expense:
Salaries and employee benefits	5,123	5,461	4,331	15,493	13,350
Occupancy and equipment expense	880	835	680	2,543	2,069
Data processing	866	673	563	2,176	1,696
Advertising	295	298	255	871	713
Amortization of mortgage servicing fees	296	369	288	906	812
Amortization of core deposit intangible and tax credits	182	235	107	519	321
Loan costs	154	179	166	469	465
Federal insurance premiums	65	69	78	203	198
Postage	58	84	48	192	147
Legal, accounting and examination fees	121	184	107	447	392
Consulting fees	23	25	14	65	122
Acquisition costs	222	131	276	587	276
Write-down on real estate owned and other repossessed property	-	-	-	-	45
Other noninterest expense	767	701	644	2,149	2,010
Total noninterest expense	9,052	9,244	7,557	26,620	22,616

Income before income taxes	1,992	1,626	2,259	4,318	4,738
Income tax expense	360	293	538	780	1,188
Net income	$1,632	$1,333	$1,721	$3,538	$3,550

Basic earnings per share	$0.30	$0.24	$0.45	$0.65	$0.93
Diluted earnings per share	$0.30	$0.24	$0.45	$0.65	$0.92
Weighted average shares
outstanding (basic EPS)	5,460,452	5,460,452	3,811,409	5,411,356	3,811,409
Weighted average shares
outstanding (diluted EPS)	5,524,912	5,524,912	3,863,656	5,475,816	3,869,695

ADDITIONAL FINANCIAL INFORMATION	Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017
Performance Ratios (For the quarter):
Return on average assets	0.79%	0.65%	0.98%
Return on average equity	7.04%	5.83%	10.87%
Net interest margin***	3.95%	4.18%	3.77%
Core efficiency ratio*	76.95%	81.49%	70.70%

Performance Ratios (Year-to-date):
Return on average assets	0.57%	0.46%	0.69%
Return on average equity	5.19%	4.23%	7.75%
Net interest margin***	3.97%	3.98%	3.69%
Core efficiency ratio*	80.59%	82.60%	77.84%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
	2018	2018	2017

Nonaccrual loans	$1,556	$1,500	$1,396
Loans 90 days past due and still accruing	156	159	-
Restructured loans, net	-	-	-
Total nonperforming loans	1,712	1,659	1,396
Other real estate owned and other repossessed assets	457	457	527
Total nonperforming assets	$2,169	$2,116	$1,923

Nonperforming loans / portfolio loans	0.29%	0.29%	0.27%
Nonperforming assets / assets	0.26%	0.26%	0.27%
Allowance for loan losses / portfolio loans	1.06%	1.06%	1.08%
Allowance / nonperforming loans	370.91%	370.71%	393.98%
Gross loan charge-offs for the quarter	$14	$24	$60
Gross loan recoveries for the quarter	$20	$20	$4
Net loan charge-offs for the quarter	$(6)	$4	$56

Capital Data (At quarter end):
Tangible book value per share	$14.33	$14.28	$14.70
Shares outstanding	5,460,452	5,460,452	3,811,409
Tangible common equity to tangible assets	9.47%	9.59%	8.06%

Other Information:
Average total assets for the quarter	$830,875	$823,916	$704,336
Average total assets year to date	$823,826	$820,302	$690,112
Average earning assets for the quarter	$750,684	$749,725	$648,385
Average earning assets year to date	$745,470	$742,864	$634,365
Average loans for the quarter **	$591,441	$585,366	$520,603
Average loans year to date **	$583,274	$579,191	$502,563
Average equity for the quarter	$92,678	$91,462	$63,315
Average equity year to date	$90,939	$90,069	$61,096
Average deposits for the quarter	$615,544	$623,285	$517,660
Average deposits year to date	$614,800	$614,429	$516,194

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of amortization costs, intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
***Based on actual days. Previously calculated on a 360 day basis.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our core efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Calculation of Core Efficiency Ratio:
Noninterest expense	$9,052	$9,244	$7,557	$26,620	$22,616
Acquisition costs	$(222)	$(131)	$(276)	$(587)	$(276)
Intangible asset amortization	(182)	(235)	(107)	(519)	(321)
Core efficiency ratio numerator	8,648	8,878	7,174	25,514	22,019

Net interest income	7,477	7,810	6,159	22,134	17,522
Noninterest income	3,761	3,084	3,988	9,524	10,766
Core efficiency ratio denominator	11,238	10,894	10,147	31,658	28,288

Core efficiency ratio	76.95%	81.49%	70.70%	80.59%	77.84%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	September 30,	June 30,	September 30,
	2018	2018	2017
Tangible Book Value:
Shareholders' equity	$91,992	$91,805	$63,346
Goodwill and core deposit intangible, net	(13,723)	(13,826)	(7,334)
Tangible common shareholders' equity	$78,269	$77,979	$56,012

Common shares outstanding at end of period	5,460,452	5,460,452	3,811,409

Common shareholders' equity (book value) per share (GAAP)	$16.85	$16.81	$16.62

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$14.33	$14.28	$14.70

Tangible Assets:
Total assets	$839,967	$826,827	$702,570
Goodwill and core deposit intangible, net	(13,723)	(13,826)	(7,334)
Tangible assets (non-GAAP)	$826,244	$813,001	$695,236

Tangible common shareholders' equity to tangible assets
(non-GAAP)	9.47%	9.59%	8.06%

Contacts:  Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007